Exhibit 99.1
For Immediate Release
Contact: Patrick Pedonti, Chief Financial Officer: 860-298-4738
E-mail: investorrelations@sscinc.com
SS&C Announces First Quarter 2007 Results
WINDSOR, CT — May 7, 2007 — SS&C Technologies, Inc.(www.ssctech.com), a global provider of financial services software and outsourcing solutions, today announced results for the quarter ended March 31, 2007. Reported revenues on a GAAP basis for first quarter of 2007 were $55.9 million. This represents a 16% increase in revenues over the same period in 2006 and a 4% increase over the last quarter. Included in reported revenues for the first quarter of 2006 was a $1.4 million reduction in revenue caused by purchase accounting adjustments to reflect November 23, 2005 deferred revenue at its fair value compared to no adjustment in the current quarter. Excluding this purchase accounting adjustment, adjusted revenues (a non-GAAP financial measure defined in note 3 to the attached Consolidated Condensed Financial Information) increased 12% in the first quarter of 2007 compared to the same period in 2006. Net loss, on a GAAP basis, for the first quarter of 2007 was $0.2 million.
Adjusted operating income (a non-GAAP financial measure defined in note 1 to the attached Consolidated Condensed Financial Information) for the first quarter of 2007 was $19.1 million, a 6% increase from the first quarter of 2006 of $18.0 million.
Consolidated EBITDA (a non-GAAP financial measure defined in note 2 of the attached Consolidated Condensed Financial Information) for the first quarter of 2007 was $21.4 million, or 38.2% of adjusted revenues, compared to $20.3 million for the first quarter of 2006.
Consolidated leverage, as defined in our credit agreement, was 5.3 times at March 31, 2007.
Revenues
“Q1 was a strong quarter for us as we saw revenue growth in both our software license and in our recurring revenues (which include maintenance and outsourcing revenues). Recurring revenues grew by over 20% and represented 82% of total revenues in the first quarter of 2007. This is a good indicator of the health of our business and the market’s continued acceptance of our products and services,” said Bill Stone, chairman and chief executive officer of SS&C Technologies.
Outsourcing Solutions
“During Q1 we completed an acquisition to strengthen our solid position in the fund administration business. The acquisition of Northport complements our current offerings by adding a substantial focus on the private equity segment. Our combined outsourcing business has grown 23% over first quarter 2006.”

Balance Sheet and Cash Flow
“We ended the quarter with $11.7 million of cash and cash equivalents on our balance sheet and a total debt position of $463.3 million, down from $471.9 million last quarter. Our operating cash flow for the quarter was $16.2 million,” said Stone. We continue to focus on generating strong operating cash flows, investing in our business growth and de-leveraging our business.
Earnings Call
SS&C’s earnings conference call will take place on Tuesday, May 8, 2007 at 10:00 a.m. eastern time. The call will discuss first quarter results. Interested parties may dial 706-643-7858 (US, Canada and International) and request the “SS&C First Quarter 2007 Earnings Call”, conference ID 8097949. A replay of the earnings call can be heard after 12:00 p.m. on May 8, 2007 until midnight May 15, 2007. To hear the replay, dial 706-645-9291 and enter the access code 8097949. A replay of the call will also be available on May 15, 2007 on our website at www.ssctech.com/about/earnings.asp.
This press release contains forward-looking statements relating to, among other things, the market’s continued acceptance of the Company’s products and services. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, general economic and industry conditions, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.
About SS&C Technologies
SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in the different industry segments, including: 1) insurance entities and pension funds, 2) institutional asset management, 3) hedge funds and family offices, 4) financial institutions, 5) municipal finance, 6) real estate property management, 7) commercial lending and 8) corporate treasury. Additional information is available at www.ssctech.com.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2007	March 31, 2006

Revenues:
Software licenses	$6,117	$5,198
Maintenance	14,987	13,042
Professional services	4,135	5,178
Outsourcing	30,675	24,947

Total revenues	55,914	48,365

Cost of revenues:
Software licenses	2,418	2,261
Maintenance	6,462	4,799
Professional services	3,463	2,982
Outsourcing	17,099	13,254

Total cost of revenues	29,442	23,296

Gross profit	26,472	25,069

Operating expenses:
Selling and marketing	4,108	3,708
Research and development	6,267	5,876
General and administrative	5,050	4,058

Total operating expenses	15,425	13,642

Operating income	11,047	11,427

Interest expense, net	(11,420)	(11,509)
Other income (expense), net	126	(61)

Loss before income taxes	(247)	(143)
(Benefit) provision for income taxes	(74)	83

Net loss	$(173)	$(226)

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$11,733	$11,7184
Accounts receivable, net	36,660	31,695
Income taxes receivable	3,244	—
Prepaid expenses and other current assets	8,078	7,823
Total current assets	59,715	51,236

Property and equipment, net	11,110	10,019

Goodwill	826,086	820,470
Intangible and other assets, net	264,500	270,796

Total assets	$1,161,411	$1,152,521

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$2,636	$5,694
Accounts payable	3,698	2,305
Income taxes payable	—	191
Accrued employee compensation and benefits	3,157	8,961
Other accrued expenses	6,764	7,157
Interest payable	8,149	2,177
Deferred income taxes	477	384
Deferred maintenance and other revenue	36,316	25,679

Total current liabilities	61,197	52,548

Long-term debt	460,661	466,235
Other long-term liabilities	5,093	1,088
Deferred income taxes	69,018	69,518

Total liabilities	595,969	589,389

Total stockholder’s equity	565,442	563,132

Total liabilities and stockholder’s equity	$1,161,411	$1,152,521

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006

Cash flow from operating activities:
Net loss	$(173)	$(226)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,483	6,569
Stock compensation expense	813	—
Foreign exchange gains on debt	(162)	—
Amortization of loan origination costs	566	653
Deferred income taxes	(326)	(2,024)
Provision for doubtful accounts	245	306
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	(4,667)	(5,170)
Prepaid expenses and other assets	(316)	33
Income taxes receivable	19	6,049
Accounts payable	1,392	1,125
Accrued expenses	(442)	(3,054)
Income taxes payable	537	(136)
Deferred maintenance and other revenues	10,274	11,311

Net cash provided by operating activities	16,243	15,436

Cash flow from investing activities:
Additions to property and equipment	(2,235)	(1,096)
Cash paid for business acquisitions, net of cash acquired	(5,047)	(11,482)

Net cash used in investing activities	(7,282)	(12,578)

Cash flow from financing activities:
Cash received from borrowings	3,000	6,000
Repayment of debt	(12,051)	(11,291)
Transactions involving Sunshine Acquisition Corporation common stock	—	28

Net cash used in financing activities	(9,051)	(5,263)

Effect of exchange rate changes on cash	105	9

Net increase (decrease) in cash and cash equivalents	15	(2,396)
Cash and cash equivalents, beginning of period	11,718	15,584

Cash and cash equivalents, end of period	$11,733	$13,188

See Notes to Consolidated Condensed Financial Information.

SS&C Technologies, Inc. and Subsidiaries
Notes to Consolidated Condensed Financial Information
Note 1. Reconciliation of Operating Income to Adjusted Operating Income
Adjusted operating income represents operating income adjusted for amortization of acquisition-related intangible assets and purchase accounting adjustments for deferred revenue and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three months ended	Three months ended
(in thousands)	March 31, 2007	March 31, 2006

Operating income	$11,047	$11,427
Purchase accounting adjustments	(67)	1,141
Amortization of intangible assets	7,291	5,463
Stock-based compensation	813	—

Adjusted operating income	$19,084	$18,031

Note 2. Reconciliation of Net Loss to EBITDA and Consolidated EBITDA
     EBITDA represents net loss before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in November 2005, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA and Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as an alternative to operating income, net income (loss) or cash flows from operating activities. EBITDA and Consolidated EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. The following is a reconciliation between EBITDA and Consolidated EBITDA and net income (loss).

	Three months ended	Three months ended
(in thousands)	March 31, 2007	March 31, 2006

Net loss	$(173)	$(226)
Interest expense, net	11,420	11,509
Taxes	(74)	83
Depreciation and amortization	8,483	6,569

EBITDA	$19,656	$17,935
Stock-based compensation	813	—
Capital-based taxes	413	—
Acquired EBITDA and cost savings	135	862
Unusual or non-recurring charges	(55)	65
Purchase accounting adjustments	(67)	1,141
Other	490	250

Consolidated EBITDA	$21,385	$20,253

Note 3. Reconciliation of Revenues to Adjusted Revenues
Adjusted revenues represent revenues adjusted for one-time purchase accounting adjustments to fair value deferred revenue as a result of the November 2005 merger. Adjusted revenues are presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of the Company. Adjusted revenues is not a recognized term under generally accepted accounting principles (GAAP). Adjusted revenues do not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance. Adjusted revenues as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted revenues and revenues, the GAAP measure we believe to be most directly comparable to adjusted revenues.

		Three months
	Three months ended	Ended
(in thousands)	March 31, 2007	March 31, 2006

Revenues	$55,914	$48,365
Deferred revenue purchase accounting adjustments	—	1,411

Adjusted revenues	$55,914	$49,776